UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 15, 2008

Bridge Capital Holdings
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	000-50974 (Commission File No.)	80-0123855 (IRS Employer Identification Number)

55 Almaden Boulevard, Suite 200
San Jose, California	95113
(Address of principal executive offices)	(Zip Code)

(408) 423-8500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On December 17, 2008, Bridge Capital Holdings (the “Company”) entered into Amendment No. 1 (the “Amendment”) to its Stock Purchase Agreement with Carpenter Fund Manager GP, LLC on behalf of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund-CA, L.P. (collectively “Carpenter”).  In the Stock Purchase Agreement, as amended, the Company agreed to sell 131,901 shares of its Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock and 168,099 shares of its Series B-1 Mandatorily Convertible Cumulative Perpetual Preferred Stock to Carpenter for aggregate consideration of $30.0 million, which is $100 per share of Series B and B-1 Preferred Stock.  Originally, the Company had agreed to sell 300,000 shares of Series B Preferred Stock (and no Series B-1 Preferred Stock) to Carpenter for the same price.

Also on December 17, 2008, the Company completed the sale of its Series B and B-1 Preferred Stock in accordance with the Stock Purchase Agreement, as amended.  The sale was made as a private placement that is exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to an exemption under Section 4(2) thereof.

Dividends on the Series B and B-1 Preferred Stock are cumulative, payable quarterly and accrue at the rate of 10% per year.  Each share of Series B and B-1 Preferred Stock is initially convertible into 10 shares of the Company’s common stock, subject to certain conditions.  The Series B and B-1 Preferred Stock initially have no voting rights, except as required by law or with respect to certain actions that adversely affect the rights of the Series B and B-1 Preferred Stock.  Upon conversion of the Series B and B-1 Preferred Stock to common stock, holders of the converted stock would hold, on a pro forma basis as of September 30, 2008, approximately 31.3% of the outstanding common stock of the Company.

The Company is obligated to call a special meeting of shareholders of its common stock to approve the conversion and voting rights of the Series B and B-1 Preferred Stock as required by Section 4350 of the Nasdaq Marketplace Rules (the “Special Meeting”) as promptly as practicable.  If holders of common stock approve the conversion and voting rights of the Series B and B-1 Preferred Stock at the Special Meeting, (1) the Series B and B-1 Preferred Stock will have the right to vote with the Company’s common stock on all matters at the rate of 10 votes per share and (2) the Series B and B-1 Preferred Stock will become convertible into the Company’s common stock.  If holders of common stock do not approve the conversion and voting rights of the Series B and B-1 Preferred Stock at the Special Meeting, (1) the Series B Preferred Stock will have the right to vote with the Company’s common stock on all matters at the rate of 10 votes per share and to convert to common stock and (2) the Series B-1 Preferred Stock will not have the right to vote with the Company’s common stock, will not be convertible and will continue to be outstanding.  In such a case, the Series B Preferred Stock would represent 19.9% of the total voting shares when voted with the Company’s common stock outstanding as of December 17, 2008.

In accordance with the terms of the amended Stock Purchase Agreement, each of the Company’s directors has signed a Voting Agreement in which he agrees to vote his common stock in favor of the conversion and voting rights of the Series B and B-1 Preferred Stock at the Special Meeting.

The Series B and B-1 Preferred Stock initially convert at the rate of $10.00 per share of common stock, but with limited exceptions, the conversion price will adjust if the Company issues common stock or securities convertible in common stock at a price less than the then-current conversion price.  The conversion price is also subject to customary adjustments for stock splits, stock dividends, recapitalizations and similar transactions.

Each share of the Series B and B-1 Preferred Stock automatically converts into shares of the Company’s common stock after the later of (i) 18 months or (ii) such time that shareholder and regulatory approvals, to the extent required for conversion, are received (the “Mandatory Conversion Date”), provided however, that if the average closing price of the Company’s common stock on Nasdaq does not equal or exceed $10.00 per share over the 20 consecutive trading days immediately prior to the Mandatory Conversion Date (the “Current Market Price Condition”), the Mandatory Conversion Date will be extended for successive six-month periods until the Current Market Price Condition is met.

The Company can cause the Series B and B-1 Preferred Stock to convert into common stock on or after January 15, 2010 through June 30, 2010 if (i) the Company fully pays accrued dividends on the Series B and B-1 Preferred Stock and prepays dividends that would have accrued through June 30, 2010, (ii) the Company’s shareholders have approved the conversion and (iii) the Current Market Price Condition is satisfied as of such date.  On or after June 30, 2010, the Company can cause the Preferred Stock to convert to common stock if (i) the Current Market Price Condition is satisfied, (ii) the Company fully pays all dividends accrued on the Preferred Stock through the date of conversion, and (iii) the Company’s shareholders have approved the conversion.

Holders of Preferred Stock may elect to convert their shares to common stock prior to the Mandatory Conversion Date, assuming receipt of shareholder and regulatory approvals.

In accordance with the terms of the amended Stock Purchase Agreement, the Company and Carpenter have also entered into a Management Rights Letter Agreement and a Registration Rights Agreement.

The amended Stock Purchase Agreement and the Management Rights Letter provide Carpenter with certain rights.  For so long has Carpenter holds securities representing 10% or more of the Company’s outstanding common stock on an as-converted basis, the Company is required (i) to elect one person designated by Carpenter and reasonably acceptable to the Company to the Board of Directors of the Bank, (ii) to recommend to its shareholders one person designated by Carpenter for election to the Board of Directors of the Company at the Company’s annual meeting; and (iii) to permit Carpenter to participate in certain offerings of common stock or securities convertible in to common stock so as to allow Carpenter to prevent dilution of its ownership.  In addition, for so long has Carpenter holds securities representing 5% or more of the Company’s outstanding common stock on an as-converted basis, the Company is required (i) to provide access to the Company’s books, records and management, (ii) to permit Carpenter to consult with and advise management of the Company on significant business issues and (iii) if Carpenter is not represented on the Company’s Board of Directors, to provide copies of materials provided to the Board.

In accordance with the terms of amended Stock Purchase Agreement, the Company’s Board of Directors has appointed Howard Gould as an additional director.  He will also join the Board of Directors of the Company’s subsidiary, Bridge Bank, N.A., subject to required regulatory approvals.  Mr. Gould is Vice Chairman of Carpenter & Company and a Managing Member of the Carpenter Fund Manager GP, LLC, the general partner of the Carpenter Community BancFunds.  From 2004 to 2005, Mr. Gould served as the Commissioner of the Department of Financial Institutions of the State of California.  Prior to serving as Commissioner, Mr. Gould held various senior management positions at California banks, including Vice Chairman of Bank of the West and Vice Chairman and Chief Operating Officer of Sanwa/United California Bank. The Board of Directors has not determined whether Mr. Gould will serve on any commitees of the Board.

           This description of the Stock Purchase Agreement, the rights and terms of the Preferred Stock, the Registration Rights Agreement, the Management Rights Letter and the Voting Agreement is a summary, does not purport to be a complete a description of all of the terms of such agreements and the Preferred Stock, and is qualified in its entirety by reference to:

•	The Stock Purchase Agreement between the Company and Carpenter, which is attached hereto as Exhibit 10.1;
•	Amendment No. 1 to the Stock Purchase Agreement, which is attached hereto as Exhibit 10.2;
•	the Certificate of Determination of Preferences and Rights of the Series B Preferred Stock and Series B-1 Preferred Stock, which is attached hereto as Exhibit 3.1;
•	The Management Rights Letter, which is attached hereto as Exhibit 10.3;
•	The Registration Rights Agreement, which is attached hereto as Exhibit 10.4; and
•	the form of Voting Agreement, which is attached hereto as Exhibit 10.5.

Item 3.02  Unregistered Sales of Equity Securities.

See Item 1.01 for a description of the Company’s unregistered sale of securities.  The company sold shares of Series B and B-1 Preferred Stock in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933.  The Company intends to use the proceeds of the sale for working capital purpose and to improve its capital ratios.

Item 3.03  Material Modification to Rights of Security Holders.
Under the Certificate of Determination for the Series B and B-1 Preferred Stock, as described in Item 1.01, the Company’s ability to declare or pay dividends or distributions or to repurchase its common or capital stock or other equity securities will be subject to restrictions in the event that the Company fails to declare and pay (or set aside a sum sufficient for payment of) full dividends on the Series B and B-1 Preferred Stock.  Upon a liquidation or winding up of the Company, the holders of the Series B and B-1 would be entitled to amount equal to three times to original purchase price of such shares in preference to the holders of common stock.

On December 15, 2008, in anticipation of its planned sale of preferred shares to the U.S. Treasury under the TARP Capital Purchase Program, the Company filed a Certificate of Determination for its Fixed Rate Cumulative Perpetual Preferred Stock, Series C.  The Company’s ability to declare or pay dividends or distributions or to repurchase its common stock, Series B and B-1 Preferred Stock or other equity securities will be subject to restrictions in the event that the Company fails to declare and pay (or set aside a sum sufficient for payment) full dividends on the Series C Preferred Stock.  If the Company fails to pay dividends on the Series C Preferred Stock for an aggregate of six quarters, the holders of the Series C Preferred Stock would have the right to elect two directors to the Board of Directors of the Company.

Prior to the earlier of the third anniversary of the Company’s sale of the Series C Preferred Stock and the date on which the Series C Preferred Stock has been redeemed in whole or has been transferred to a third party, the Company may not, without the consent of the U.S. Treasury (i) declare or pay any dividend or make any distribution on the Company’s common stock, or (ii) redeem, purchase or acquire any shares of the Company’s common or capital stock or other equity securities, except in connection with benefit plans consistent with past practice and certain other circumstances.

Item 5.01  Changes in Control of Registrant.

See Item 1.01 for a description of the transaction potentially resulting in a change of control of the Company.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 for information on the appointment of Howard Gould as a director of the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 15, 2008, the Company filed a Certificate of Determination of Preferences and Rights of Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock and Series B-1 Mandatorily Convertible Cumulative Perpetual Preferred Stock with the Secretary of State of the State of California, designating 131,901 shares of Series B Preferred Stock and 168,099  shares of Series B-1 Preferred Stock.  See Item 1.01.

In addition, On December 15, 2008, the Company filed a Certificate of Determination of Preferences and Rights of it Fixed Rate Cumulative Perpetual Preferred Stock, Series C  with the Secretary of State of the State of California, designating 24,000 shares of Series C.  A copy of this Certificate of Determination is filed as Exhibit 3.2.

Item 9.01 Financial Statements and Exhibits.

Reference is made to the exhibits listed in the Exhibit Index included with this Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: December 18, 2008

BRIDGE CAPITAL HOLDINGS

	By:	/s/ Thomas A. Sa
Thomas A. Sa
Executive Vice President
and Chief Financial Officer
(Duly Authorized Officer)

Exhibit Index

Exhibit Number	Description

3.1
The Company’s Certificate of Determination of Preferences and Rights of Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock and Series B-1 Mandatorily Convertible Cumulative Perpetual Preferred Stock.

3.2	The Company’s Certificate of Determination of Preferences and Rights of Fixed Rate Cumulative Perpetual Preferred Stock, Series C.
10.1
Stock Purchase Agreement dated December 4, 2008 between the Company and Carpenter Fund Manager GP, LLC on behalf of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund-CA, L.P. (Incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on December 5, 2008.

10.2
Amendment No. 1 to Stock Purchase Agreement dated December 17, 2008 between the Company and Carpenter Fund Manager GP, LLC on behalf of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund-CA, L.P.

10.3	Management Rights Letter dated as of December 17, 2008 by and between the Company and Carpenter Fund Manager GP, LLC.
10.4
Registration Rights Agreement dated as of December 17, 2008 by and between the Company and Carpenter Fund Manager GP, LLC on behalf of Carpenter Community BancFund, L.P., Carpenter Community BancFund-A, L.P. and Carpenter Community BancFund-CA, L.P.

10.5	Form of Voting Agreement by and between each of the Company’s directors and Carpenter Fund Manager GP, LLC.
99.1	Press release issued by the Company on December 17, 2008.